Exhibit 10.01

Independent Contractor Agreement with James Wotjak dated October 11, 1999

INDEPENDENT CONTRACTOR AGREEMENT

(James Wojtak and Farpont Productions)

This Consulting Agreement (the “Agreement”) is effective as of October 11, 1999, is by and between Out of Bounds Sports Co., a Nevada Corporation, hereinafter (the ”Company”), whose principal place of business is 4180 La Jolla Village Drive, Suite 500, La Jolla, California 92037 and James Wojtak and Farpoint Productions, hereinafter (the “Contractor”) whose principal address is 3429 1st Avenue, San Diego, California 92103.

RECITALS

A.           Whereas, the Company is engaged in the business of creating, developing and marketing various products including cartoon and animated characters for use on clothing and in interactive animated compact disc sales.

B.           Whereas, the Company desires to retain Contractor, and Contractor desires to be retained by Company, to perform writing, concepting, copywriting and production services for with regard to development of the life history and story line pertaining to the Company's initial Character "Doolittle" and the Company’s Promotional Introductory CD tentatively titled "The Life and Times of an Exceptional Gorilla - Doolittle"

NOW THEREFORE, the Company does hereby retain Contractor as an independent contractor on the following terms and conditions:

ARTICLE 1.

TERM OF CONTRACT

1.1.          Term. This Agreement will operate from the date executed by both parties hereto until the date of completion of Contractor’s services as defined herein unless earlier terminated pursuant to the terms of this Agreement.

ARTICLE 2.

SERVICES TO BE PERFORMED BY CONTRACTOR

2.1.          Specific Services. Contractor agrees to provide to Company, the completed results and products of Contractor’s services, including all material created, added interpolated and submitted by Contractor as they pertain to:

A.            Character development and concepting of the background of the Company's Character Doolittle commonly known by writer’s as the “Character Treatment”, which develops the history, current and forward looking focus of the life of Doolittle. The Company's concept of the Character Doolittle is a very young, rough and tough, cute and cuddly Gorilla with an attitude but the doer of good deeds and a roll model for young children as well as his counter parts "Ajax" and "R-dub."

B.            Contractor shall himself, or with such other necessary parties, facilitate, coordinate and oversee the services relating to voice-over-work, creative direction, animation, scripting, sound mixing and editing, music licensing, sound effects and negative re-production.

2.2.        Method and Place of Performing Services. Contractor shall deem when, where and how he is to work as a Contractor to the Company without control by the Company excepting the designation of the area of consultation and assistance needed by the Company.

2.3.       Hours. Contractor shall establish his own hours for which Contractor shall act as a Contractor to the Company and is not required to work any fixed hours.

2.4.       Location Where Services to Be Performed. Contractor shall perform all services at the location of his choosing.

2.5.      Contractors Choice in Performing Services. Contractor need not perform services in any order of sequence set by the Company. Contractor is free to follow his own pattern of work provided that said pattern is not in violation of any federal and/or state licensing or regulatory agency.

2.6.          Delivery. Contractor agrees to complete and deliver the services set forth above at paragraph 2.1, on a delivery schedule to be negotiated by the parties in good faith.

ARTICLE 3.

TOOLS AND INSTRUMENTALITIES

3.1.       Tools and Staff. Contractor shall utilize his own offices, supplies and equipment in conjunction with Contractor's consulting of the Company. In addition, the Company agrees to make available to Contractor, upon reasonable notice, computer programs, data and documentation required by Contractor to complete the services required of the Contractor under this Agreement.

ARTICLE 4.

COMPENSATION

4.1.        Contractor's Fees. In consideration of the performance of this Agreement, the Company agrees to pay Contractor in current funds as compensation for his services:

A.           Producer's Fee: Company shall pay Contractor a Producer's Fee of $1,000.00 upon the execution of this Agreement.

B.            Concepting Fee. Company shall pay Contractor a Concepting fee of $500.00 due and payable upon final draft of production script.

C.            Copywriting Fee. Company shall pay Contractor a Copywriting fee of $500.00 due and payable upon commencement of principal production.

D.           Talent (Voice-over) Fee. Company shall pay Contractor a Talent (Voice-over) fee of $500.00 due and payable upon completion of the voice over work.

E.            Bonus. As a bonus for Contractor's services, as set forth herein, and provided that all projects are completed within the time period agreed, upon completion of the Company’s Promotional Introductory CD tentatively titled "The Life and Times of an Exceptional Gorilla - Doolittle", the Company, shall issue to Contractor 10,000 restricted shares of the Common Stock of the Company.

F.             Writer's Credit. The Company agrees that Contractor shall receive writer's production credit on the

ARTICLE 5.

PROPERTY RIGHTS IN DATA AND WORKS

5.1.         Ownership. Contractor agrees that the Company is the owner of all rights, titles and interests in all work product of Contractor in perpetuity, including all rights of every kind and nature in the work product, including remakes, sequels and spin-offs, and all the results and proceeds thereof in whatever stage of completion as may exist from time to time, together with the rights generally known as the “moral rights of authors” that are used by, developed for, or paid for by the Company in connection with the performance of any services provided by Contractor before or after the execution of this Agreement.

5.2          Proprietary Rights. In no way limiting Article 5.1 above, Contractor agrees that all copyrights, patents, trademarks and other proprietary rights in Contractor’s work product that are paid for by the Company or developed by Contractor in connection with this Agreement are owned by the Company and Contractor hereby assigns to the Company all rights, titles and interests in such copyrights, patents, trademarks and other proprietary rights.

5.3.         Access. The Company shall have unrestricted access to all media containing Company data from time to time in connection with the performance of the services required of Contractor under this Agreement. Contractor, at the request of the Company, promptly shall deliver to the Company all computer programs, files, media, documentation and related materials, concerning any services provided by Contractor before or after the date of this Agreement.

ARTICLE 6.

CONFIDENTIAL INFORMATION

6.1.         Non-Disclosure. Each party agrees not to use, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of the other party except and only to the extent necessary to perform under this Agreement. Each party agrees to secure and protect the other party's Confidential Information in a manner consistent with the maintenance of the other party’s confidential and proprietary rights in the information and to take appropriate action by instruction or agreement with its employees, Contractors or other agents who are permitted access to the other parties Confidential Information to satisfy its obligations under this Article.

6.2.         Definition. Confidential Information means a party's information, not generally known by non-party personnel, used by the party and which is proprietary to the party or the disclosure of which would be detrimental to the party. Confidential Information includes, but is not limited to, the following types of information (whether or not reduced to writing or designated as confidential):

A.           work product resulting from or related to services performed under this Agreement;

B.	a party’s computer software, including documentation;

C.            a party’s internal personnel, financial, marketing and other business information and manner and method of conducting business;

D.	a party s strategic, operations and other business plans and forecasts;

E.            confidential information provided by or regarding a party's employees, customers, vendors and other contractors; and

F.	the existence of a contractual relationship between the parties.

6.3.         Confidentiality Agreement with Contractor's Employees. All of Contractor's employees or agents who perform services for the Company shall sign a confidentiality agreement in a form approved by the Company.

ARTICLE 7.

WARRANTIES

7.1.        Warranties. Contractor warrants the following with respect to services performed under this Agreement by him:

A.            Compliance with Specifications. Contractor’s work product will strictly comply with the descriptions and representations as to the services that are to be provided by the Contractor under this Agreement.

B.            Non-Infringement of Third Party Rights. The services that Contractor will provide pursuant to this Agreement will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright or patent rights.

ARTICLE 8.

TERMINATION OF AGREEMENT

8.1.        Expiration of Agreement. Unless otherwise terminated as provided herein, this Agreement shall continue in force until that date as set forth in Article 1.1 above.

8.2.        Termination on Occurrence of Stated Events. This Agreement shall terminate automatically on the occurrence of any of the following events:

A.	Bankruptcy or insolvency of either Contractor or the Company;

B.	Mutual Agreement of the Company and Contractor; or

C.            Assignment of this Agreement by either party without the written consent of the other party.

8.3.        Termination by the Company for Default of Contractor. Should Contractor default in the performance of this Agreement or materially breach any of its provisions, the Company, at the Company's option, may terminate this Agreement by giving ten (10) days prior written notice to Contractor.

8.4.        Termination by Contractor for Default of the Company. Should the Company default in the performance of this Agreement or materially breach any of its provisions, Contractor, at Contractor's option, may terminate this Agreement by giving ten (10) days prior written notice to Contractor.

8.5.        Termination for Failure to Make Agreed-upon Payments. Should the Company fail to pay Contractor all or any part of the compensation set forth in Article 4., of this Agreement on the date due, Contractor, at Contractor's option, may terminate this Agreement if the failure is not remedied by the Company within ten (10) days from the date payment is due, at which time the entire balance due hereunder shall become due and payable and Contractor shall have not further obligation to perform consulting services to Company.

8.6.        Obligations upon Expiration or Termination. Upon expiration or termination of this Agreement, Contractor shall promptly return to the Company all computer programs, files, documentation, media, related material and any other material that, pursuant Article 5., above, is owned by the Company. Expiration or termination of this Agreement shall not relieve either party of its obligations regarding the Confidential Information under Article 6 above.

ARTICLE 9.

ASSIGNMENT AND SUCCESSORS

9.1.         No Assignment. This Agreement is personal to the Contractor and, without the prior written consent of the Company, shall not be assignable by the Contractor.

9.2.       Subcontracting. Any subcontract made by Contractor with consent of the Company shall incorporate by reference all the terms of this Agreement. Contractor agrees to guarantee the performance of any subcontractor used to perform the services required of the Contractor under this Agreement.

9.3         Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

ARTICLE 10.

GENERAL PROVISIONS

10.1.       Status as Independent Contractor. Contractor and the Company are entities independent of one another and neither party's employees will be considered employees of the other party for any purpose. This Agreement does not create a joint venture or partnership, and neither party has the authority to bind the other to any third party.

10.2.       Jurisdiction, Venue, and Governing Law. If any litigation occurs between the parties hereto, venue would be with the Courts of the State of California, County of San Diego. This Agreement shall be governed by and construed in accordance with the Laws of the State of California.

10.3        Entire Agreement Between Parties. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the rendering of services by Contractor to the Company, and contains all of the parties with respect to such services. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

10.4.       Modification. No modification of this Agreement shall be effective unless in writing and signed by both parties.

10.5.       Severability. If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted, and the remaining provisions of this Agreement shall not be affected in any way.

10.6.       Damages for Breach of Contract. In the event of a breach of this Agreement by either the Company or Contractor resulting in damages to the other party, that party may recover from the party breaching the Agreement any and all damages that may be sustained.

10.7.       Attorney’s Fees and Costs. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees; which may be set by the court, or arbitrator, in the same action, or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

10.8.       Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail; registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties as follows:

If to Contractor address to:

James Wojtak
Farpoint Productions
3439 1st Avenue

San Diego, California 92103

If to the Company address to:

George G. Chachas, President
Out of Bounds Sports Co.

4180 La Jolla Village Dr.

Suite 500

La Jolla, CA 92037

or such other address as each party may change from time to time by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of five (4) days after mailing.

The Company

Out of Bounds Sports Co.

A Nevada Corporation

/s/ George G. Chachas
Dated: October 11, 1999	_________________________________
By: George G. Chachas
Its:	President

Contractor

/s/ James Wotjak
Dated: October 11, 1999	_________________________________

James Wojtak, individually and

on behalf of Farpoint Productions.